UNITED STATES
                     SECURITIES AND EXCHANGE
                           COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                 (Amendment No. _________)*

                        Aztar Corporation
______________________________________________________________________________
                      (Name of Issuer)

                               Common
______________________________________________________________________________
               (Title of Class of Securities)

                          054802103
             ______________________________________
                       (CUSIP Number)

Check the following box if a fee is being paid with this statement _X_. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 3 pages

CUSIP NO. 054802103

                            13G
______________________________________________________________________________

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                State of Wisconsin Investment Board
                     39-6006423
______________________________________________________________________________

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

   (a)_____
                Not Applicable
   (b)_____
______________________________________________________________________________

3    SEC USE ONLY


______________________________________________________________________________

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Madison, Wisconsin
______________________________________________________________________________

                        5     SOLE VOTING POWER


                               3,435,700
                        _____________________________________________
NUMBER OF SHARES
BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY
EACH                           Not Applicable
REPORTING
PERSON                  _____________________________________________
WITH
                        7     SOLE DISPOSITIVE POWER

                                3,435,700

                        _____________________________________________
                        8     SHARED DISPOSITIVE POWER

                                Not Applicable
______________________________________________________________________________

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,435,700
______________________________________________________________________________

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN
     SHARES *
                Not Applicable
______________________________________________________________________________

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                9.19%
______________________________________________________________________________

12   TYPE OF REPORTING PERSON *

                EP (Public Pension Fund)
______________________________________________________________________________

                                     * SEE INSTRUCTION BEFORE FILLING OUT!
                                Page 2 of 3 pages


Item 1.  Issuer

           (a)  Aztar Corporation

           (b)  2390 East Camelback Road
                Phoenix, Arizona  85016

Item 2.  Person Filing
           (a)  State of Wisconsin Investment Board
           (b)  P.O. Box 7842
                Madison, WI 53707
           (c)  Wisconsin State Agency
           (d)  See cover page
           (e)  See cover page

Item 3. This Statement is filed pursuant to 13d-1(b) or 13d-2(b) and the State of Wisconsin Investment Board is a government agency which manages public pension funds subject to provisions comparable to ERISA.

Item 4. Ownership
           (a)  See Row 9 on Page 2
           (b)  See Row 11 on Page 2
           (c) The State of Wisconsin Investment Board retains sole voting and dispositive power for all shares.

Item 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ____.

Item 6.  Not Applicable

Item 7.  Not Applicable

Item 8.  Not Applicable

Item 9.  Not Applicable

Item 10. Certification
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURE

     After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                          July 14, 1994
                              Date

                          George Natzke
                            Signature

                 George Natzke, Administrator
                           Name/Title
                           Page 3 of 3